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Explaining formation analysis

June 10, 2005 - The first photo shows Zion's chairman and founder John Brown explaining his vision and dedication to a TV news reporter. The second photo shows drilling manager Stacy Cude explaining the drilling procedures to the same reporter. Click any of the thumbnail photos below to see a larger image. Click here to view archived photos and videos of the wellsite.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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